Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement of Horizon Bancorp, Inc. on Form S-3 of our reports dated March 15, 2024 on our audits of the consolidated financial statements of Horizon Bancorp, Inc. as of December 31, 2023 and 2022 and for the three-year period ended December 31, 2023 and our audit of the internal control of financial reporting of Horizon Bancorp, Inc. as of December 31, 2023, which reports are included in the Annual Report on Form 10-K.  We also consent to the reference to our firm under the heading of “Experts.”

Forvis Mazars, LLP /s/ Forvis Mazars, LLP

Indianapolis, Indiana
September 23, 2024